Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Amended Omnibus Stock Incentive Plan of Arbor Realty Trust, Inc. of our report dated February 14, 2022, with respect to the consolidated financial statements of Wakefield Investment Holdings LLC for the year ended December 31, 2021, which is included in the Annual Report (Form 10-K) of Arbor Realty Trust, Inc. and Subsidiaries for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Richey, May & Co. LLP

Englewood, Colorado

May 23, 2024